UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 30, 2015

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 408-432-8888

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 30, 2015, the Board of Directors (the “Board”) of Intersil Corporation (the “Company”) approved a resolution amending the Company’s Bylaws (the “Bylaws”), effective immediately. The amendments to the Bylaws are as follows:

Article I, Section 1.2.1 has been amended by removing certain requirements for the proper form of a stockholder’s notice of nominations or other business to be properly brought before the annual meeting of stockholders.  More specifically, the Bylaws have been amended to remove provisions requiring that the stockholder’s notice of nomination include disclosure of certain material compensation and other monetary agreements, arrangements and understandings between such stockholder and the proposed nominee along with the nominee’s written representation and agreement that he or she, if elected as a director of the Company, will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity (including the stockholder who nominated him or her) other than the Company, and will not receive any such compensation or other payment from any person or entity (including the stockholder who nominated him or her) other than the Corporation, in each case in connection with such person’s service as a director of the Company.

Article VI relating to exclusive jurisdiction for certain actions has been deleted in its entirety.

The Board had previously approved an amendment to the Bylaws including the foregoing provisions of the Bylaws in November of 2014, and may, in its discretion, recommend that such provisions be submitted to the Company’s shareholders for approval at a future time.

The foregoing description is qualified in its entirety by the Bylaws, a copy of which are attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

3.2   Third Amended and Restated Bylaws of Intersil Corporation adopted on March 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION

Date: March 30, 2015	/ s / Thomas C. Tokos
Thomas C. Tokos
Sr. Vice President, General Counsel and Secretary